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                                                                    EX-99.(j)(A)

            Consent of Independent Registered Public Accounting Firm

The Board of Trustees of Wells Fargo Funds Trust:
The Board of Trustees of Wells Fargo Master Trust:

We consent to the use of our reports for the 100% Treasury Money Market Fund, California Tax-Free Money Market Fund, California Tax-Free Money Market Trust, Cash Investment Money Market Fund, Dow Jones Target Today Fund, Dow Jones Target 2010 Fund, Dow Jones Target 2015 Fund, Dow Jones Target 2020 Fund, Dow Jones Target 2025 Fund, Dow Jones Target 2030 Fund, Dow Jones Target 2035 Fund, Dow Jones Target 2040 Fund, Dow Jones Target 2045, Dow Jones Target 2050, Government Money Market Fund, Heritage Money Market Fund, Minnesota Money Market Fund, Money Market Fund, Money Market Trust, Municipal Money Market Fund, National Tax-Free Money Market Fund, National Tax-Free Money Market Trust, Overland Express Sweep Fund, Prime Investment Money Market Fund, and Treasury Plus Money Market Fund, a total of twenty-five funds of Wells Fargo Funds Trust, dated April 23, 2009, incorporated herein by reference, and to the references to our firm under the heading "Independent Registered Public Accounting Firm" in the statements of additional information.

We also consent to the use of our reports for the Diversified Stock Portfolio, Diversified Fixed Income Portfolio, and Short-Term Investment Portfolio, three portfolios of Wells Fargo Master Trust, dated April 23, 2009, incorporated herein by reference.

/s/ KPMG LLP

Philadelphia, Pennsylvania
June 30, 2009